Exhibit 99.1

Oragenics Announces Termination of At-The-Market Offering Program

January 23, 2024

TAMPA, Fla.—(BUSINESS WIRE) — Oragenics, Inc. (NYSE American: OGEN) (“Oragenics” or the “Company”) today announced it has terminated its previously announced “at-the-market” (“ATM”) equity offering program.

The Company has initiated the 5-day termination process of the ATM offering, with the termination to take effect on January 30, 2024. The Company will make no sales under the ATM offering during this period.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor will there be any sale of the securities in any province, state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such

About Oragenics

Oragenics, Inc. is a development-stage company focused on nasal delivery of pharmaceutical medications including in neurology and fighting infectious diseases including coronaviruses and multidrug-resistant organisms. It’s ONP-002 product candidate is a fully synthetic neurosteroid being developed to treat Mild Traumatic Brain Injury (mTBI). Its NT-CoV2-1 product candidate is an intranasal vaccine candidate to prevent COVID-19 and variants of the SARS-CoV-2 virus. The NT-CoV2-1 program leverages coronavirus spike protein research licensed from the National Institutes of Health (NIH) and the National Research Council of Canada (NRC) with a focus on reducing viral transmission and offering a more patient-friendly intranasal administration. For more information, please visit www.oragenics.com.

About ONP-002

ONP-002 is a fully synthetic neurosteroid being developed to treat mTBI. In preclinical studies, the drug demonstrated equivalent or better neuroprotective effects compared with related neurosteroids. Animal models of concussion showed the drug reduces the behavioral pathology associated with brain injury symptoms such as memory impairment, anxiety and motor/sensory performance. Additionally, ONP-002 is lipophilic and can cross the blood-brain barrier to rapidly eliminate swelling, oxidative stress and inflammation while restoring proper blood flow.

Oragenics, Inc.

Janet Huffman, Chief Financial Officer

813-286-7900

jhuffman@oragenics.com

LHA Investor Relations

Tirth T. Patel

212-201-6614

tpatel@lhai.com

Source: Oragenics, Inc.

Released January 23, 2024